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                                    EXHIBIT 4

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into as of the 12th day of January, 2001 by and between VerticalBuyer, Inc., a Delaware corporation, having its principal place of business at 235 West 56th Street, #17B, New York, New York 10019, (the "Company") and Daniel Ross, an individual, whose principal place of business is at 83 Meadow Road West, Trumbull, Connecticut 06611 (the "Consultant").

         WHEREAS, the Company wishes to engage Consultant to advise the Company in potential acquisitions and Consultant wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

         1. Appointment. The Company hereby appoints Consultant, and Consultant agrees to serve as, consultant to the Company, all upon the terms, and subject to the conditions of this Agreement. Consultant's appointment shall be non-exclusive, but the Company undertakes promptly to notify Consultant of the appointment of any other consultant or the employment of any person as an employee of the Company to serve in a similar capacity and to promptly inform consultant of the duties to be undertaken by any such other consultant or employee.

         2. Term. The term of this Agreement shall begin on the date first set forth above and shall continue until January 12, 2002.

         3. Duties of Consultant. Consultant shall advise senior management of the Company in potential acquisitions by the Company. Consultant shall render such advice and assistance as the Company may reasonably request of him pursuant to such duties. It is understood by the parties that such assistance will not involve more than 15 hours a week.

         4. Compensation. In consideration of, and in full payment for, the entering into this Agreement, the Company hereby agrees to pay Consultant fifty thousand (50,000) shares (the "Shares") of the Company common stock, $0.001 par value per share. Consultant shall be responsible for all travel and other related expenses incurred by Consultant in connection with the performance of his consulting duties hereunder, unless otherwise consented to in writing in advance by the Company. The Company further agrees to loan to Consultant, without interest, the amount necessary to pay any income tax on the receipt of the Shares, pursuant to a note, which note shall provide that the loan shall become due and payable not later than within 90 days after the date the Shares have been sold by Consultant.

         5. Status as Independent Contractor. The parties intend and acknowledge that Consultant is acting as an independent contractor and not as an employee of the Company. Consultant shall have full discretion in determining the amount of time and activity to be devoted to rendering the

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services contemplated under this Agreement and the level of compensation to
Consultant is not dependent upon any preordained time commitment or level of activity. The Company acknowledges that Consultant shall remain free to accept other consulting engagements of a like nature to the engagement under this Agreement. Consultant, however, hereby undertakes to notify the Company in writing of any engagement undertaken by Consultant that, in the view of Consultant, creates a conflict of interest with the Company's engagement of Consultant. The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to Consultant and all such amounts shall be paid without any deduction or withholding. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and Consultant or to render either party responsible for any debts or liabilities of the other.

         6.  Confidentiality.

                  (a) Consultant acknowledges that in connection with the services to be rendered under this Agreement, Consultant may be provided with confidential business information of the Company. Consultant agrees to keep any information or materials specifically designated in writing by a responsible officer of the Company as confidential (the "Confidential Information") in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

                  (b) The Company acknowledges that Consultant will, in rendering the services to be rendered hereunder, be employing lists and other materials that are proprietary to Consultant. The Company acknowledges that any such materials that are specifically designated in writing to the Company to be proprietary to Consultant will remain the property of Consultant and the Company will treat such materials as confidential information of Consultant and will not disclose or disseminate any such confidential information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

         7. Indemnification. The Company shall indemnify Consultant for any loss, damage, expenses, claims or other liabilities (including, without limitation, attorneys' fees) resulting from a breach or alleged breach of any of the representations and warranties of the Company, or the failure of the Company to perform any of its obligations, contained in this Agreement.

         8. Amendments, Modifications, Waivers, Etc. No amendment or modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term

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or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Paragraph 8.

         9. Successors and Assigns. This Agreement shall be enforceable against any successors in interest, if any, to the Company and Consultant. Neither the Company nor Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

         10. Notices. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses (or if by e-mail or fax at the numbers set forth) in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Paragraph 10.

         11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York for contracts executed and to be performed wholly within such state, without regard for principals of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.

VerticalBuyer, Inc.

By: /s/ TIMOTHY ROSEN                                         /s/ DANIEL ROSS
    -----------------                                         ---------------
      Timothy Rosen                                           Daniel Ross
      President and Chief Executive Officer

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